Exhibit 99.1

KIRBY CORPORATION	Contact: Eric Holcomb
713-435-1545
FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2020 THIRD QUARTER RESULTS

•	Third quarter 2020 earnings of $0.46 per share
•	Distribution and services at breakeven as a result of significant cost reductions and improved activity
•	Marine results impacted by reduced volumes and hurricanes
•	Strong net cash flow provided by operating activities of $118 million and free cash flow of $81 million in the third quarter
•	Expect FY2020 free cash flow of $300 to $350 million

Houston, Texas (October 29, 2020) – Kirby Corporation (“Kirby” or the “Company”) (NYSE: KEX) today announced net earnings attributable to Kirby for the third quarter ended September 30, 2020 of $27.5 million, or $0.46 per share, compared with net earnings of $48.0 million or $0.80 per share for the 2019 third quarter. Consolidated revenues for the 2020 third quarter were $496.6 million compared with $666.8 million reported for the 2019 third quarter.

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “The COVID-19 pandemic and the associated economic slowdown adversely impacted Kirby’s businesses during the third quarter. Although general economic activity was slightly improved and increased profitability was realized in the distribution and services segment, the marine transportation businesses experienced lower volumes and barge utilization.

“In marine transportation, our inland and coastal businesses were heavily affected by weak demand for liquid products including refined products, crude, and black oil. Throughout the third quarter, refinery utilization was well below historical norms as many of our customers experienced low consumer demand, high product inventories, and unfavorable economics. Additionally, a very active hurricane season resulted in further reductions in volumes and widespread disruptions including prolonged closures of some refineries, chemical plants, waterways, and major ports. These challenging market conditions during the quarter contributed to low barge utilization and limited spot market activity.

“In distribution and services, financial results sequentially improved during the third quarter as activity levels began to recover, and we realized the benefit of cost reductions. In commercial and industrial, activity levels in on-highway and power generation increased as lockdowns eased and economic activity rebounded. Additionally, we experienced higher utilization levels in our power generation rental fleet as a result of hurricanes along the Gulf Coast. In the oilfield, although activity remained muted, U.S. frac activity levels improved from second quarter lows, leading to modest increases in service demand and sales of pressure pumping equipment. Overall, revenues increased 10% sequentially with operating margin improving to breakeven.” Mr. Grzebinski concluded.

Third Quarter 2020 Segment Results – Marine Transportation
Marine transportation revenues for the 2020 third quarter were $320.6 million compared with $412.7 million for the 2019 third quarter. Operating income for the 2020 third quarter was $32.4 million compared with $72.7 million for the 2019 third quarter. Segment operating margin for the 2020 third quarter was 10.1% compared with 17.6% for the 2019 third quarter.

In the inland market, average barge utilization was in the low 70% range during the 2020 third quarter compared to the low 90% range in the 2019 third quarter. Barge volumes were heavily impacted by lower refinery and chemical plant utilization and reduced demand for refined products and petrochemicals. Significant hurricane and tropical storm activity also contributed to widespread and prolonged operational disruptions and lower volumes along the Gulf Coast throughout the quarter. As a result of lower barge utilization, average spot market pricing for the quarter declined approximately 10% both sequentially and year-on-year. Average term contract pricing on expiring contracts was down in the low single digits. Revenues in the inland market declined 22% compared to the 2019 third quarter due to the impact of reduced barge utilization and lower fuel rebills, but were partially offset by the Savage Inland Marine asset acquisition which closed on April 1, 2020. During the third quarter, the inland market represented 77% of segment revenues and had an operating margin in the mid-teens.

In the coastal market, reduced demand for refined products and black oil resulted in limited spot market activity and barge utilization in the mid-70% range. Pricing in the spot market was generally stable; however, average term contract pricing declined in the mid-single digits year-on-year. Revenues in the coastal market declined 25% compared to the 2019 third quarter as a result of reduced spot market activity, lower fuel rebills, retirements of three large capacity vessels, and delays associated with hurricanes and tropical storms along the East and Gulf Coasts. The coastal market represented 23% of segment revenues and had a negative operating margin in the mid-single digits during the quarter.

Third Quarter 2020 Segment Results – Distribution and Services
Distribution and services revenues for the 2020 third quarter were $176.0 million compared with $254.1 million for the 2019 third quarter. Operating income for the 2020 third quarter was $1.1 million compared with $9.1 million for the 2019 third quarter. Operating margin was 0.6% for the 2020 third quarter compared with 3.6% for the 2019 third quarter.

In the oil and gas market, revenues and operating income declined compared to the 2019 third quarter due to low oil prices and reduced oilfield activity which resulted in limited customer demand for new and overhauled transmissions, parts and service. The manufacturing business experienced a sharp reduction in orders year-on-year with minimal deliveries of new and remanufactured pressure pumping equipment. During the quarter, the oil and gas market represented approximately 28% of segment revenues and had a negative operating margin in the low double digits.

In the commercial and industrial market, revenues declined compared to the 2019 third quarter primarily due to reduced economic activity which resulted in lower activity levels in the on-highway and power generation businesses. The marine business was also down year-on-year due to reduced major overhaul activity and new engine sales. These reductions were partially offset by the contribution from Convoy Servicing Company (“Convoy”), a Thermo King distributor which was acquired in early 2020. During the quarter, the commercial and industrial market represented approximately 72% of segment revenues and had an operating margin in the mid-single digits.

Cash Generation
For the 2020 third quarter, EBITDA was $85.7 million compared with $133.1 million for the 2019 third quarter. During the quarter, net cash provided by operating activities was $117.7 million, some of which was used to fund capital expenditures of $36.6 million. As of September 30, 2020, the Company had $119.6 million of cash and cash equivalents on the balance sheet. Total debt was $1,578.3 million, reflecting a $64.5 million reduction compared to June 30, 2020, and the debt-to-capitalization ratio was 33.9%.

2020 Outlook
Commenting on the fourth quarter outlook, Mr. Grzebinski said, “Although Kirby continues to be challenged by unprecedented declines in demand as a result of the COVID-19 pandemic, our business activity and utilization levels have bottomed. Economic activity is slowly improving, and we have seen pockets of increased demand. While this is encouraging, in the fourth quarter our results are expected to be impacted by continued low barge utilization and pricing pressure, normal seasonality from weather in marine, and likely, customer budget exhaustion in distribution and services. Looking beyond 2020, while the timing and magnitude of a material economic recovery are unclear, we believe this demand driven downturn is temporary and demand will rebound sometime in 2021. In marine, as discussed before, pricing typically does not improve until barge utilization is in the mid-80% range. Nevertheless, Kirby is in a strong financial position, and we will continue to tightly manage our costs, maintain capital discipline, generate free cash flow, and pay down debt.”

In inland marine, absent potential new lockdowns related to COVID-19, Kirby expects improvement in barge utilization going forward as refinery and chemical plants along the Gulf Coast recover from recent hurricanes and economic activity gradually increases. The reopening of the Illinois River in October is also expected to contribute some sequential improvement in barge utilization. However, until a meaningful recovery in demand occurs, market conditions are expected to remain challenging. As well, increased delays from seasonal winter weather are expected to have an adverse impact on operating efficiencies. Overall, compared to the 2020 third quarter, Kirby expects inland revenues and operating margins will be flat to down slightly in the fourth quarter.

In coastal, the spot market is expected to remain challenging in the near term until demand for refined products and black oil materially improves. However, compared to the third quarter, reduced delays associated with recent hurricanes and tropical storms on the East and Gulf Coasts are expected to modestly benefit the fourth quarter’s results. Overall, Kirby expects coastal fourth quarter revenues will be flat sequentially with operating margins in the negative low single digits.

In distribution and services, activity levels are slowly recovering from 2020 second quarter lows. In the fourth quarter, Kirby expects to benefit from the gradual improvement in the economy, but a weak oil and gas market, potential customer budget exhaustion, and some seasonality will likely result in sequential reductions in revenue and operating income. In the oil and gas market, activity is expected to be minimal as customers continue to rationalize excess pressure pumping capacity resulting in limited deliveries of new pressure pumping units. Also, many oil and gas companies are expected to slow drilling and completions activity in the fourth quarter, further reducing demand for parts and service. In commercial and industrial, demand for parts and new engines in marine and on-highway is expected to increase as economic activity improves and customers complete projects. These gains, however, will be partially offset by seasonal activity reductions associated with the dry cargo harvest in marine and reduced utilization of the power generation rental fleet following hurricane season. Overall, compared to the 2020 third quarter, segment revenues are expected to modestly decline in the fourth quarter with operating margins in the negative low to mid-single digits.

On the balance sheet, as of September 30, 2020, Kirby had approximately $613 million of cash and liquidity available. The Company does not have any scheduled debt maturities until 2023. Kirby expects 2020 capital spending to be approximately $150 million, representing a year-on-year reduction of approximately 40%. The Company remains focused on good maintenance of the marine transportation fleet, but capital spending needs are limited. Overall, Kirby expects to generate net cash provided by operating activities of $450 million to $500 million, with free cash flow of $300 million to $350 million in 2020.

Conference Call
A conference call is scheduled for 7:30 a.m. Central Standard Time today, Thursday, October 29, 2020, to discuss the 2020 third quarter performance as well as the outlook for the 2020 fourth quarter. To listen to the webcast, please visit the Investor Relations section of Kirby’s website at https://kirbycorp.com. A slide presentation for this conference call will be posted on Kirby’s website approximately 15 minutes before the start of the webcast. For listeners who wish to participate in the question and answer session of the conference call webcast, you may access the call by dialing (866) 691-5839 within the U.S. and Canada or +1 (409) 216-0840 internationally. The conference ID for the call is 2166834. A replay of the webcast will be available for a period of one year by visiting the News & Events page in the Investor Relations section of Kirby’s website.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K includes a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings (loss) attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets, and impairment of goodwill. A reconciliation of EBITDA with GAAP net earnings (loss) attributable to Kirby is included in this press release. This press release also includes non-GAAP financial measures which exclude certain one-time items, including earnings before taxes on income (excluding one-time items), net earnings attributable to Kirby (excluding one-time items), and diluted earnings per share (excluding one-time items). A reconciliation of these measures with GAAP is included in this press release. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Kirby’s normal operating results. This press release also includes a non-GAAP financial measure, free cash flow, which Kirby defines as net cash provided by operating activities less capital expenditures. A reconciliation of free cash flow with GAAP is included in this press release. Kirby uses free cash flow to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity as a result of uncertainty surrounding the impact of the COVID-19 pandemic on global and regional market conditions. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. This press release also includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days. Comparable marine transportation performance measures for the 2019 year and quarters are available in the Investor Relations section of Kirby’s website, https://kirbycorp.com, under Financials.

Forward-Looking Statements
Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions made by Kirby, and the impact of the COVID-19 pandemic and the related response of governments on global and regional market conditions. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2019 and in subsequent quarterly filings on Form 10-Q.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, coastwise along all three United States coasts, and in Alaska and Hawaii. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade. Through the distribution and services segment, Kirby provides after-market service and parts for engines, transmissions, reduction gears, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications. Kirby also rents equipment including generators, industrial compressors, railcar movers, and high capacity lift trucks for use in a variety of industrial markets, and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based oilfield service customers.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2020	2019	2020	2019
	(unaudited, $ in thousands, except per share amounts)
Revenues:
Marine transportation	$320,602	$412,665	$1,104,846	$1,185,072
Distribution and services	175,965	254,144	576,806	997,400
Total revenues	496,567	666,809	1,681,652	2,182,472

Costs and expenses:
Costs of sales and operating expenses	340,764	458,514	1,167,871	1,558,664
Selling, general and administrative	61,720	64,656	199,412	206,602
Taxes, other than on income	9,077	10,909	33,548	31,486
Depreciation and amortization	54,779	54,455	165,067	164,771
Impairments and other charges	—	—	561,274	—
(Gain) loss on disposition of assets	316	374	13	(4,901)
Total costs and expenses	466,656	588,908	2,127,185	1,956,622
Operating income (loss)	29,911	77,901	(445,533)	225,850
Other income	1,172	864	6,185	2,677
Interest expense	(11,809)	(14,310)	(37,316)	(43,026)
Earnings (loss) before taxes on income	19,274	64,455	(476,664)	185,501
(Provision) benefit for taxes on income	8,419	(16,305)	182,657	(45,454)
Net earnings (loss)	27,693	48,150	(294,007)	140,047
Less: Net earnings attributable to noncontrolling interests	(204)	(163)	(743)	(477)
Net earnings (loss) attributable to Kirby	$27,489	$47,987	$(294,750)	$139,570

Net earnings (loss) per share attributable to Kirby common stockholders:
Basic	$0.46	$0.80	$(4.92)	$2.33
Diluted	$0.46	$0.80	$(4.92)	$2.32
Common stock outstanding (in thousands):
Basic	59,915	59,749	59,903	59,733
Diluted	59,931	59,906	59,903	59,879

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Third Quarter		Nine Months
	2020	2019	2020	2019
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings (loss) attributable to Kirby	$27,489	$47,987	$(294,750)	$139,570
Interest expense	11,809	14,310	37,316	43,026
Provision (benefit) for taxes on income	(8,419)	16,305	(182,657)	45,454
Impairment of long-lived assets	—	—	165,304	—
Impairment of goodwill	—	—	387,970	—
Depreciation and amortization	54,779	54,455	165,067	164,771
	$85,658	$133,057	$278,250	$392,821

Capital expenditures	$36,541	$56,800	$129,371	$184,068
Acquisitions of businesses and marine equipment	$6,525	$4,700	$348,772	$257,540

	September 30, 2020	December 31, 2019
	(unaudited, $ in thousands)
Cash and cash equivalents	$119,586	$24,737
Long-term debt, including current portion	$1,578,344	$1,369,767
Total equity	$3,078,367	$3,371,592
Debt to capitalization ratio	33.9%	28.9%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2020	2019	2020	2019
	(unaudited, $ in thousands)

Marine transportation revenues	$320,602	$412,665	$1,104,846	$1,185,072

Costs and expenses:
Costs of sales and operating expenses	207,038	257,869	717,923	771,596
Selling, general and administrative	26,554	28,424	85,294	90,896
Taxes, other than on income	7,307	9,230	27,852	26,355
Depreciation and amortization	47,312	44,445	139,295	134,861
Total costs and expenses	288,211	339,968	970,364	1,023,708

Operating income	$32,391	$72,697	$134,482	$161,364

Operating margin	10.1%	17.6%	12.2%	13.6%

DISTRIBUTION AND SERVICES STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2020	2019	2020	2019
	(unaudited, $ in thousands)

Distribution and services revenues	$175,965	$254,144	$576,806	$997,400

Costs and expenses:
Costs of sales and operating expenses	133,726	200,645	449,948	787,068
Selling, general and administrative	33,098	33,608	108,295	108,194
Taxes, other than on income	1,754	1,674	5,636	5,102
Depreciation and amortization	6,283	9,085	22,252	27,167
Total costs and expenses	174,861	245,012	586,131	927,531

Operating income (loss)	$1,104	$9,132	$(9,325)	$69,869

Operating margin	0.6%	3.6%	(1.6)%	7.0%

OTHER COSTS AND EXPENSES

	Third Quarter		Nine Months
	2020	2019	2020	2019
	(unaudited, $ in thousands)

General corporate expenses	$3,268	$3,554	$9,403	$10,284

Impairment of long-lived assets	$—	$—	$165,304	$—

Impairment of goodwill	$—	$—	$387,970	$—

Inventory write-downs	$—	$—	$8,000	$—

(Gain) loss on disposition of assets	$316	$374	$13	$(4,901)

ONE TIME CHARGES AND BENEFITS

The 2020 first nine months GAAP results include certain one-time charges.  The following is a reconciliation of GAAP earnings to non-GAAP earnings, excluding the one-time items for earnings before tax (pre-tax), net earnings attributable to Kirby (after-tax), and diluted earnings per share (per share):
	First Nine Months 2020
	Pre- Tax	After- Tax	Per Share
	(unaudited, $ in millions except per share amounts)

GAAP loss	$(476.7)	$(294.8)	$(4.92)
Impairments and other charges	561.3	433.3	7.24
Income tax benefit on 2018 and 2019 net operating loss carrybacks	—	(50.8)	(0.85)
Earnings, excluding one-time items(2)	$84.6	$87.7	$1.47

RECONCILIATION OF FREE CASH FLOW

The following is a reconciliation of GAAP net cash provided by operating activities to non-GAAP free cash flow(2):

	Third Quarter		Nine Months
	2020	2019(3)	2020	2019(3)
	(unaudited, $ in millions)
Net cash provided by operating activities	$117.7	$199.4	$359.8	$387.6
Less: Capital expenditures	(36.6)	(56.8)	(129.4)	(184.1)
Free cash flow(2)	$81.1	$142.6	$230.4	$203.5

	FY 2020 Projection		FY 2019(3)
	Low	High	Actual
	(unaudited, $ in millions)
Net cash provided by operating activities	$450.0	$500.0	$511.8
Less: Capital expenditures	(150.0)	(150.0)	(248.2)
Free cash flow(2)	$300.0	$350.0	$263.6

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Third Quarter		Nine Months
	2020	2019	2020	2019
Inland Performance Measurements:
Ton Miles (in millions) (4)	2,794	3,958	10,101	10,811
Revenue/Ton Mile (cents/tm) (5)	8.9	8.0	8.6	8.4
Towboats operated (average) (6)	265	304	300	299
Delay Days (7)	1,335	2,284	8,640	10,228
Average cost per gallon of fuel consumed	$1.27	$2.00	$1.47	$2.06

Barges (active):
Inland tank barges			1,084	1,065
Coastal tank barges			47	49
Offshore dry-cargo barges			4	4
Barrel capacities (in millions):
Inland tank barges			24.5	23.7
Coastal tank barges			4.3	4.7

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure.  Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets, and impairment of goodwill.  EBITDA is presented because of its wide acceptance as a financial indicator.  EBITDA is one of the performance measures used in Kirby’s incentive bonus plan.  EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies.  EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Kirby uses certain non-GAAP financial measures to review performance excluding certain one-time items including: earnings before taxes on income, excluding one-time items; net earnings attributable to Kirby, excluding one-time items; and diluted earnings per share, excluding one-time items.  Management believes that the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Kirby also uses free cash flow, which is defined as net cash provided by operating activities less capital expenditures, to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity as a result of uncertainty surrounding the impact of the COVID-19 pandemic on global and regional market conditions. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. These non-GAAP financial measures are not calculations based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with Kirby’s GAAP financial information.

(3)	See Kirby’s 2019 10-K and 2019 third quarter 10-Q for amounts provided by (used in) investing and financing activities.

(4)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved.  Example:  A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(5)
Inland marine transportation revenues divided by ton miles.  Example:  Third quarter 2020 inland marine transportation revenues of $247,647,000 divided by 2,794,000,000 inland marine transportation ton miles = 8.9 cents.

(6)	Towboats operated are the average number of owned and chartered towboats operated during the period.

(7)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit.  The measure includes transit delays caused by weather, lock congestion and other navigational factors.